Exhibit 99.1

Contact:	Michael Mitchell
Executive Director, Corporate Affairs
The Medicines Company
973-656-1616
investor.relations@themedco.com

FOR IMMEDIATE RELEASE:

THE MEDICINES COMPANY REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

PARSIPPANY, NJ – April 19, 2006 – The Medicines Company (NASDAQ: MDCO) today announced its financial results for the first quarter 2006.

Financial highlights include:

•                  Net revenues were $34.6 million for the first quarter 2006, compared to $43.6 million for the first quarter of 2005.

•                  Through March 31, 2006, the Company estimates that wholesalers reduced inventories by approximately $39 million, achieving the target range of 4-6 weeks.

•                  Net loss was $12.1 million for the first quarter 2006, compared to net income of $2.3 million for the first quarter 2005.

Glenn Sblendorio, Executive Vice President and Chief Financial Officer of The Medicines Company stated, “An increase in underlying demand for Angiomax in the U.S. enabled us to reduce wholesaler inventories to the target we guided in October of last year. This clears the way for our reported sales to be more consistent with end user demand. For the quarter, net sales in the U.S. were $32.8 million and other revenues were $1.8 million.”

John Kelley, President and Chief Operating Officer, said, “The major highlight of the first quarter was the presentation of excellent Angiomax results in the ACUITY trial.  We also made significant progress with the future drivers of our acute care franchise.  Enrollment in Phase III trials for clevidipine continues and we expect completion of enrollment in 2006. We also commenced Phase III patient enrollment for our novel IV antiplatelet candidate, cangrelor.”

The Medicines Company is providing guidance for 2006 as follows.  The Company expects:

•                  Net revenues of $200 million to $210 million.

•                  Cost of revenues of 25%

•                  Sales, general and administrative expenses of $75 million to $80 million

•                  Research and development expenses of $63 million to $65 million

•                  Stock option expense of $6 million

•                  Investment income of $3.5 million to $4.5 million

Glenn Sblendorio added, “Based on this guidance, we expect to return to profitability for the year.”

There will be a conference call with management today at 8:30 A.M. to discuss financial results, guidance, outlook and operational developments. To listen live, webcast login is available at http://www.themedicinescompany.com. Alternatively, the call dial-in is 800-561-2601 (passcode is 99550021). From outside U.S.: dial 617-614-3518 (passcode is 99550021). Replay is available from 10:30 A.M. EDT following the conference call through May 3, 2006. To hear a replay of the call, dial 888-286-8010 (domestic) and 617-801-6888 (international). Passcode for both dial in numbers is 16244808.

The Medicines Company meets the demands of the world’s most advanced medical practitioners by developing products that improve acute hospital care. The Company markets Angiomax(R) (bivalirudin) in the U.S. and other countries for use in patients undergoing coronary angioplasty, a procedure to clear restricted blood flow in arteries around the heart. The Medicines Company creates value using its range of clinical and commercial skills to develop products acquired from leading life science innovators. The Company’s website is http://www.themedicinescompany.com.

Statements contained in this press release about The Medicines Company, the Company’s projected revenues and financial results, expected benefits of the Company’s restructured wholesaler arrangements, the timing of clinical trials and clinical trial results, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends”, “potential”, “estimates” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, the Company’s dependence on wholesalers and international distribution partners for sales of Angiomax and the fluctuation of revenues based on the buying patterns of these wholesalers and international distribution partners, the success of the Company’s arrangements with the Company’s wholesalers referred to in this release, that these wholesaler arrangements are subject to termination on short notice, physicians’ acceptance of Angiomax clinical trial results, whether the Company will be able to obtain regulatory approval for additional indications of Angiomax, whether the Company’s products will receive approvals from regulatory agencies, whether the Company’s products will advance in the clinical trials process on the timelines anticipated by the Company or at all, whether the clinical trial results will warrant submission of applications for regulatory approval, and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Annual Report on Form 10-K filed on March 15, 2006, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.

The Medicines Company

Consolidated Statements of Operations

	Three months ended March 31,
(in thousands, except per share data)	2006	2005

Net revenue	$34,642	$43,572
Operating expenses:
Cost of revenue	8,498	10,597
Research and development	14,548	17,572
Selling, general and administrative	25,035	13,851
Total operating expenses	48,081	42,020
(Loss)/income from operations	(13,439)	1,552
Other income	1,351	870
(Loss)/income before income taxes	(12,088)	2,422
Provision for income taxes	(26)	(84)

Net (loss)/income	$(12,114)	$2,338

Basic (loss)/earnings per common share	$(0.24)	$0.05
Shares used in computing basic (loss)/earnings per common share	49,760	48,986

Diluted (loss)/earnings per common share	$(0.24)	$0.05
Shares used in computing diluted (loss)/earnings per common share	49,760	50,228

The Medicines Company

Condensed Consolidated Balance Sheets

	March 31,	December 31,
(in thousands)	2006	2005

ASSETS
Cash, cash equivalents, available for sales securities	$124,181	$140,089
Accrued interest receivable	976	922
Accounts receivable, net	18,015	14,611
Inventories	45,434	47,985
Prepaid expenses and other current assets	1,881	971
Total current assets	190,487	204,578

Fixed assets, net	3,676	3,990
Other assets	143	139
Total assets	$194,306	$208,707

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities	$29,855	$34,666
Deferred revenue	3,060	3,142
Stockholders’ equity	161,391	170,899
Total liabilities and stockholders’ equity	$194,306	$208,707

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